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                                                              EXHIBIT 99.(11)(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 9, 2003 relating to the financial statements and financial highlights which appear in the March 31, 2003 Annual Report to Shareholders of each of the State Street Research High Income Fund and the State Street Research Asset Allocation Fund (both series of State Street Research Income Trust), which reports are also incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2003